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                                                                    Exhibit 27

Financial Data Schedule
Item 601(c) of Regulation S-K Commercial and Industrial Companies Article 5 of
Regulation S-X

(dollars in thousands, except per share amounts)

                                                              December 31,
Item Number                  Item Description                     1993
- -----------                  ----------------                 -----------
5-02(1)           cash and cash items                           127,756
5-02(1)           cash and cash items--joint ventures            14,943
5-02(1)           cash and cash items--restricted                48,105
5-02(2)           marketable securities                             N/A
5-02(3)(a)(6)     notes and accounts receivable--trade           21,658
5-02(4)           allowances for doubtful accounts                  N/A
5-02(6)           inventory                                         N/A
5-02(9)           total current assets                              N/A
5-02(13)          property--power plant                         458,974
5-02(13)          property--equipment                             4,540
5-02(14)          accumulated depreciation--plant                67,813
5-02(14)          accumulated depreciation equipment              4,773
5-02(18)          total assets                                  715,984
5-02(22)          bonds and mortgages and similar debt--
                  senior notes                                   35,730
5-02(22)          bonds and mortgages and similar debt--
                  convertible debentures                        100,000
5-02(28)          preferred stock--mandatory redemption          58,800
5-02(29)          preferred stock--no mandatory redemption          N/A
5-02(30)          common stock                                    2,404
5-02(31)          other stockholders' equity--additional
                  paid-in capital                               100,965
5-02(31)          other stockholders' equity--retained
                  earnings                                      111,031
5-02(32)          total liabilities and stockholders' equity    715,984
5-03(b)1(a)       net sales of tangible products                132,059
5-03(b)1          total revenues                                149,253
5-03(b)2(a)       cost of tangible goods sold                       N/A
5-03(b)2          total costs and expenses applicable
                  to sales and revenues--plant operations        25,362

5-03(b)3          other costs and expenses--general and
                  administration                                 13,158
5-03(b)3          other costs--royalties                          8,274
5-03(b)5          provision for doubtful accounts and notes         N/A
5-03(b)(8)        interest and amortization of debt discount     30,205
5-03(b)(8)        interest and amortization--capitalized         (6,816)
5-03(b)(10)       income before taxes and other items            61,258
5-03(b)(11)       income tax expense                             18,184
5-03(b)(14)       income continuing operations                   43,074
5-03(b)(15)       discontinued operations                           N/A
5-03(b)(17)       extra ordinary items                              N/A
5-03(b)(18)       cumulative effect--changes in accounting
                  principle                                       4,100
5-03(b)(19)       net income                                     47,174
5-03(b)(20)       earnings per share primary                       1.11
5-03(b)(20)       earnings per share fully diluted                 1.11
